PUBC realizes 78% return on property sale

Company to use proceeds to launch major public relations campaign

LAS VEGAS, February 23, 2005 -- Public Company Management Corporation (OTC BB: PUBC - News) announced that it has completed the sale of one of its Las Vegas real estate holdings for $315,000.  The property was purchased in January 2003 for $177,000, returning $138,000, or 78%, in just two years.

"We plan to use the proceeds from this real estate transaction, which is completely unrelated to our core business, to launch a public relations campaign.  This campaign is being designed to dramatically increase our visibility to many more potential clients as well as a much larger segment of the general public and the investment community.  This interactive public relations campaign should help us continue to grow our customer base and hopefully, boost shareholder value through a truer valuation,” says Stephen Brock, Chief Executive Officer of Public Company Management Corporation.

“Our trailing twelve month EPS is $0.146.  With the current stock price of $0.93 per share, our Price/Earnings ratio is only 6.3, compared to the S&P 500 average of 20.81.  We understand a fair valuation in the marketplace requires educating the investment community on our business model, financial performance and future plans.  This is exactly what we intend to do," continues Brock.

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

-- Education -- Pubco White Papers

   (http://www.PubcoWhitePapers.com) hosts a comprehensive

   body of knowledge on private and public equity markets.

-- Registration and listing -- Go Public Today

   (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

   offerings and obtain a listing on the OTCBB.

-- Regulatory compliance -- Public Company Management

   Services (http://www.PCMS-Team.com) assists new and

   existing public companies in negotiating the new

   complexities of maintaining a public company and creating

   sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC)

Contact:

     Public Company Management Corporation

     Stephen Brock

     President/CEO

     702.222.9076

     info@PublicCompanyManagement.com

     www.PublicCompanyManagement.com